EXHIBIT 10.39

LEASE

BY AND BETWEEN

AMBAR, L.L.C.

LANDLORD

AND

STEN CORPORATION

TENANT

13 DAY OF SEPTEMBER, 2005

9/2/05

DATA SHEET

DATE OF LEASE:	September 13, 2005

LANDLORD’S ADDRESS	AMBAR, L.L.C.
FOR RENT and NOTICES:	In Care Of: Great Lakes Management Co.
1907 East Wayzata Boulevard, Suite 110
Wayzata, MN 55391
(952) 476-0303 phone – (952) 476-0404 fax

TENANT’S ADDRESS:	STEN Corporation
Suite 310
10275 Wayzata Boulevard
Minnetonka, MN 55305

LEASE PREMISES:	Approximately 1,142 rentable square feet, as
designated on Exhibit A.

TERM:	Three (3) years and two and one-half (2 ½)
months.

SCHEDULED
COMMENCEMENT DATE:	October 15, 2005

EXPIRATION DATE:	December 31, 2008

OPTION TO RENEW:	One 3-year option to renew after December 31, 2008, to then expire December 31, 2011.

BASE RENT:	Base Rent shall be due hereunder as follows,
based on 1,142 rsf:

Period	Base Rent prsf/Yr.	Per Month

From: 10/15/05 through 12/31/05	Free Gross Rent	$00
From: 01/01/06 through 12/31/08	$14.00 NNN = $15,988.00 =	$1,332.33/mo

Option Period:

From: 01/01/09 through 12/31/11	$16.00 NNN = $18,272.00 =	$1,522.67/mo

SECURITY DEPOSIT:	Equal to 1 month of gross rent = $2,460
(1 mo base rent = $1,332 ÷ 1 mo real estate taxes & CAM of $1,128 = $2,460)

The information in this Data Share and Exhibits A through D are incorporated in and made a part of this lease agreement.

THIS OFFICE LEASE (“Lease”), dated September 13,2005 is made and entered into by and between AMBAR, LLC. (“Landlord”) and STEN Corporation, (“Tenant”) upon the following terms and conditions:

1.             PREMISES: Subject to the terms and conditions of this Lease, Landlord leases to Tenant, and Tenant rents from Landlord, the leased premises commonly known as Minnetonka Executive Plaza located at 10275 Wayzata Boulevard, Minnetonka, Minnesota 55305 consisting of approximately 1,142 square feet of Net Rentable Area as depicted on Exhibit ”A” which is attached hereto and incorporated by this reference, hereinafter referred to as the “Premises”, Suite 310, in the building (hereinafter referred to as the “Building”). The square feet of Rentable Area shall be determined in accordance with Industry and BOMA standards and shall be verified by the Landlord’s architect after completion of construction of the Tenant Improvements (defined below). Any adjustment to the square feet of Rentable Area shall then be made based on the architect’s determination. Landlord also hereby leases to Tenant the non-exclusive right, in common with the other tenants of the Building, and Landlord, its customers, agents, invitees, licensees, suppliers, employees, guests, and visitors, to use all “Common Areas” as hereinafter defined. The land upon which the Building and the Leased Premises are a part is hereinafter referred to as the “Property” including all buildings and improvements and personal property of Landlord used in connection with the operation or maintenance thereof located therein and thereon and the appurtenant parking facilities are hereinafter called the “Property”. The Property is depicted on Exhibit ”B” which is attached hereto and incorporated by this reference, and legally described on Exhibit ”B-1” attached hereto and made a part hereof by reference.

2.             TENANT IMPROVEMENTS: Subject to the terms hereof, at Tenant’s cost and expense and with no right of reimbursement from Landlord, other than as provided for in this Lease, Tenant shall construct or cause to be constructed all those certain improvements on Exhibit C attached hereto and incorporated herein by reference (the “Tenant Improvements”). Exhibit C shall also consist of a space plan provided by the Tenant.

The construction of the Tenant Improvements shall be completed in a good and workmanlike manner, utilizing new and first grade materials, in conformity with all applicable federal state, and local laws, ordinances, regulations building codes, fire regulations, and applicable insurance requirements.

3.             TERM: The duration of the Lease shall be for a period of three (3) years and two and one-half (2½%) months.

3.1.          The term of this Lease shall commence October 15, 2005. Any entry by Tenant prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease other than the obligation to pay Base Rent and additional rent.

3.2.          Landlord may at any time prepare a Supplement to this Lease confirming the Commencement Date and the Rentable Area of the Premises. Tenant shall execute and return such Supplement within ten (10) days after submission unless Tenant gives written notice specifying in reasonable detail Tenant’s objections thereto.

3.3.          Fourteen (14) days prior to the Scheduled Commencement Date, Landlord shall allow Tenant to have reasonable access to the Premises, free of rent, for the purpose of installing trade fixtures and furniture. Tenant agrees to indemnify, defend and hold Landlord and its partners, officers and employees and property manager harmless from and against any claim, loss or expense arising out of injury, death or property loss or damage occurring in the Premises, except only to the extent caused by the negligent act or intentional misconduct of Landlord or its partners, officers or employees or property manager.

4.             BASE RENT: Tenant shall pay as monthly “Base Rent” for the Premises one-twelfth of the product of: (i) the Rental Rate set forth in the Data Sheet, times (ii) the number of square feet of Rentable Area of the Premises. The Base Rent shall be paid to Landlord without notice or demand in lawful money of the United States in monthly installments, in advance, on the first day of each and every calendar month during the Term. If the initial or final month of the Term of this Lease is less than a calendar month, Base Rent for such partial month shall be prorated at the rate of one-thirtieth of the monthly Base Rent for each day, payable in advance. Tenant will pay said Base Rent, together with Operating Costs and all other amounts due under this Lease, to Landlord at Landlord’s Address set forth in the Data Sheet, or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. Tenant’s obligation to pay the Base Rent, Operating Costs and other amounts due under this Lease is an independent covenant, and, except as provided otherwise herein, shall not be subject to any abatement, deduction, counterclaim, reduction, setoff or defense of any kind whatsoever.

5.             CONTRIBUTION TO OPERATING COSTS:

5.1.          Tenant shall, for the entire Term of this Lease, and, except as provided otherwise herein, without any abatement, set-off or deduction therefrom, pay to Landlord as additional rent its Pro Rata Share, as hereinafter defined, of all costs which Landlord may incur in maintaining and operating the entire Property. Said costs shall be referred to herein as “Operating Costs” and are hereby defined with respect to any calendar year to include but not be limited to the following costs incurred by Landlord in such calendar year with respect to the Property: all real estate taxes and installments of special assessments which shall accrue or become a lien against, or are payable in respect of, any part of the Property during the Term of this Lease; all other governmental impositions, including but not limited to amounts payable under assessment agreements, gross receipts taxes and taxes on rentals (other than income taxes) relating to the Property; the costs of heat, cooling, utilities, insurance (including but not limited to liability insurance and fire and casualty insurance with rental abatement endorsement, boiler and pressure vessel insurance, builders risk insurance, and owners protective liability insurance), security, landscaping, janitorial and cleaning services; all employment costs including salaries, wages and fringe benefits; all management fees, including expenses reimbursable to any manager and rental of property management office; fees for professional services; charges under maintenance and service contracts; all supplies purchased for use in the Property; all maintenance and repair costs; any equipment rental; depreciation of the cost of capital improvements made to (i) reduce Operating Costs or limit increases therein, or (ii) required by Landlord’s insurance carrier or (iii) required by any law, rule, regulation or order of any governmental or quasi-governmental authority having jurisdiction; all costs, charges, and expenses incurred by Landlord in connection with any change of any company providing electricity service, including, without limitation, maintenance, repair, installation, and service costs associated therewith; and any and all other costs of operation, whether ordinary or extraordinary.

Operating Costs shall not include direct out-of-pocket costs of the following: leasing commissions and costs of marketing; the cost of constructing leasehold improvements; payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Property; depreciation of the capital cost of the Property except as provided above; the cost of any items for which Landlord is directly reimbursed by insurance proceeds, condemnation awards, a tenant of the Property or the like; wages, salaries or other compensation paid to executive employees of Landlord or the property manager ranking above the highest-ranking, on-site employee; costs associated with the operation of the business of the entity which constitutes Landlord, which costs are not directly related to maintaining or operating the Property (by way of example, the formation of the entity, internal accounting and legal matters, including but not limited to preparation of tax returns and financial statements and gathering of data therefor, costs of defending any lawsuits related to maintaining or operating the Property, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Property, and costs of any disputes between Landlord and its employees); any expense representing an amount paid for products or services (other than overall property management) to a person or entity related to or affiliated with Landlord which is in excess of the fair market value of such services and products; fees incurred in disputes with tenants; costs of remediation of Hazardous Materials which are (i) in or on the Property as of the date of this Lease and which are classified as Hazardous Materials as of the date of this Lease under laws in effect as of the date of this Lease, or (ii) which are subsequently brought onto the Property by Landlord or with the express consent of Landlord and which are on the date of their introduction onto the Property classified as Hazardous materials under laws in effect as of the date of such introduction, excluding in the case of both (i) and (ii) above, lawful use and disposition of reasonable quantities of supplies used in the ordinary course of operation and maintenance of like projects.

5.2.          As frequently hereafter as Landlord shall deem appropriate, Landlord may give Tenant notice of Landlord’s estimate of Operating Costs for the then-current calendar year (“Estimated Operating Costs”). Tenant shall pay on the first day of each calendar month during the Term, as additional rent hereunder, one-twelfth (or portion thereof for partial months) of Tenant’s Pro Rata Share of Estimated Operating Costs.

5.3.          Tenant’s “Pro Rata Share” is a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of all areas in the Property designated by Landlord for lease, excluding separately leased storage and parking areas. Landlord may reasonably redetermine Tenant’s Pro Rata Share from time to time to reflect reconfiguration, additions or modifications to the Building.

5.4.          Within a reasonable time after the expiration of each calendar year, Landlord shall submit to Tenant a statement (“Landlord’s Statement”) setting forth the actual Operating Costs of the Property for such calendar year (“Actual Operating Costs”), (a) Tenant’s Pro Rata Share of Actual Operating Costs, and (b) the aggregate of Tenant’s payments of Estimated Operating Costs for such year. Within thirty (30) days after the delivery of such statement (including any statement delivered after the expiration or termination of the Term of this Lease), the party in whose favor the difference, if any, between (a) and (b) exists shall pay the amount of such difference to the other; provided, however, that overpayments by Tenant may at Landlord’s option be credited against future payments of Estimated Operating Costs except with respect to the last year of the Term.

Provided that Tenant is not then in default beyond any applicable cure period of its obligations to pay Base Rent, or any other payments required to be made by it under this Lease and provided further that Tenant strictly complies with the provisions of this Section 5.4, Tenant shall have the right, once each calendar year, to reasonably review supporting data for any portion of a Landlord’s Statement (provided, however Tenant may not have an audit right to all documentation relating to Building operations as this would far exceed the relevant information necessary to properly document a pass through billing statement, but real estate tax statements and information on utilities, repairs, maintenance and insurance will be available), in accordance with the following procedure:

(A)          Tenant shall, within ten (10) business days after any such Landlord’s Statement is delivered, deliver a written notice to Landlord specifying the portions of the Landlord’s Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the Landlord’s Statement. Except as expressly set forth in subsection (C) below, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under the Lease (including, without limitation, Tenant’s obligation to make all payments of Base Rent and all payments of Tenant’s Pro Rata Share of Tax and Operating Costs) pending the completion of and regardless of the results of any review of record under this Section 5.4. The right of Tenant under this Section 5.4 may only be exercised once per calendar year for any Landlord’s Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Section 5.4 for a particular Landlord’s Statement shall be deemed waived.

(B)           Tenant acknowledges that Landlord maintains its records for the Building at Landlord’s manager’s corporation offices presently located at the address set forth in the Data Sheet and Tenant agrees that any review of the records under this Section 5.4 shall be at the sole expense of Tenant and shall be conducted by an independent firm of certified public accounts which will be engaged by Tenant on a fee, not contingency basis. Tenant may exercise the right to audit only during normal business hours, at Landlord’s offices. Tenant acknowledges and agrees that any records reviewed under this Section 5.4 constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review and principals of Tenant who receive the result of the review. The disclosure of such information to any person, whether or not caused by the conduct of Tenant shall constitute a material breach of this Lease,

(C)           Any errors disclosed by the review shall be promptly corrected by Landlord, provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an independent firm of certified public accountants of national standing. In the event of a disagreement between the two accounting firms, the review that discloses the least amount of deviation from the Landlord’s Statement shall be deemed to be correct. In the event that the result of the review of records (taking into account, if applicable, the result of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay the estimated Tax and Operating Expense Adjustment. In the event that such results shows that Tenant has underpaid its obligation for a preceding period, Tenant shall be liable for Landlord’s actual accounting fees, and the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Tax and Operating Costs.

5.5.          Landlord may at its option by thirty (30) days written notice to Tenant Change its accounting year hereunder from the calendar year to a fiscal year, making such adjustments from the end of the last calendar year to the commencement of the first full fiscal year as shall be appropriate pursuant to generally accepted accounting principles. Upon such change, references in this Section 5.5 to a calendar year shall be deemed to be references to a fiscal year.

5.6.          When in the reasonable determination of Landlord any service, including but not limited to HVAC, electrical, janitorial and property management service, is provided disproportionately either to the Premises or to any other premises within the Property, then the Operating Cost per square foot payable hereunder may be increased or reduced, as the case may be, by Landlord’s determination of the increased or reduced cost per square foot of such disproportionate service. Other than the actual increase in utility costs for the disproportionate service, as determined by Landlord, Landlord shall not charge any fee for the disproportionate service. Tenant agrees to pay for any additional HVAC and utility usage beyond the Buildings normal hours of operation. A cost per hour fee for the additional HVAC and utilities usage shall be determined by and between the parties. The cost per hour fee shall be equal to an amount to be determined based upon mechanical engineering estimates and current market estimates for similar Class Buildings. In the case of unoccupied space, those elements of Operating Costs that increase with occupancy shall be adjusted upward to the amount that would be incurred if the Project were fully occupied; provided, however, in no event shall such adjustment permit Landlord to collect from tenants in the Project as Operating Costs, more than 100% of actual Operating Costs attributable to such adjusted elements.

6.             USE OF PREMISES: Tenant will use and occupy the Premises for purposes of conducting the business of: General Office Use.

6.1.          Tenant will not use or occupy the Premises for any unlawful purpose, and will comply with all present and future laws, ordinances, regulations and orders of all governmental units having jurisdiction over the Premises. Tenant shall not cause or permit any unusual noise, vibrations, odors or nuisance in or about the Premises. Landlord disclaims any warranty that the Premises are suitable for Tenant’s use and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard.

6.2.          Tenant will not conduct or permit to be conducted any activity, or place any equipment in or about the Premises, which will in any way increase the rate of fire insurance or other insurance on the Property; and if any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to activity or equipment of Tenant in or about the Premises, such statement shall be conclusive evidence that such increase in such rate is due to such activity or equipment and, as a result thereof, Tenant shall be liable for such increase and shall reimburse Landlord therefor and, further, shall discontinue or cause the discontinuance of such conduct or shall remove such equipment upon Landlord’s demand made at any time thereafter.

6.3.          Tenant shall not install, use, generate, store or dispose of in or about the Premises any hazardous substance, toxic chemical, pollutant or other material regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1985 or the Minnesota Environmental Response and Liability Act or any similar law or regulation, including without limitation any material containing asbestos, PCB, CFC or HCFC (collectively “Hazardous Materials”) without Landlord’s written approval of each Hazardous Material. Landlord shall not unreasonably withhold its approval of use by Tenant of immaterial quantities of Hazardous Materials customarily used in office business operations so long as Tenant uses such Hazardous Materials in accordance with all applicable laws. Tenant shall indemnify, defend and hold Landlord harmless from and against any claim, damage or expense arising out of Tenant’s installation, use, generation, storage, or disposal of any Hazardous Materials, regardless of whether Landlord has approved the activity.

6.4.          To the best of Landlord knowledge, the Building is new construction and no Hazardous Materials were utilized in the construction of the Building.

6.5.          To the best of Landlord knowledge, the Building was constructed in accordance with the requirements imposed under the Americans with Disabilities Act (ADA).

7.             ASSIGNMENT AND SUBLETTING:

7.1.          Tenant will not assign, transfer, mortgage or encumber this Lease or sublet or rent or permit occupancy or use of the Premises, or any part thereof by any third party; nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise, (any of the foregoing being hereinafter referred to as an “Assignment”) without in each such, case obtaining the prior written consent of Landlord, which consent shall be subject to Landlord s sole discretion. The consent by Landlord to any Assignment shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rent from any transferee under an Assignment constitute an acceptance of the Assignment or a waiver or release of Tenant or any transferee of any covenant or obligation contained in this Lease, nor shall any Assignment be construed to relieve Tenant from the requirement of obtaining the consent in writing of Landlord to any further Assignment.

Landlord’s consent to a proposed assignment or subletting shall not be unreasonably withheld; but, in addition to any other ground for denial, Landlord’s consent shall be deemed reasonably withheld if, in Landlord’s good faith judgement: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease;

(ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by other tenants in the Building; (iii) the proposed assignee or subtenant intends to use any part of the Premises for a purpose not permitted under this Lease; (iv) either the proposed assignee or subtenant, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant occupies space in the Building, or is negotiating with Landlord to lease space in the Building; (v) the proposed assignee or subtenant is disreputable; or (vi) the use of the Premises or the Building by the proposed assignee or subtenant would, in Landlord’s reasonable judgement, impact the Building in a negative manner including but not limited to significantly increasing the pedestrian traffic in and out of the Building or requiring any alterations to the Building to comply with applicable laws; (vii) the subject space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes; (viii) the transferee is a government (or agency or instrumentality thereof) or (ix) Tenant has failed to cure a default at the time Tenant requests consent to the proposed Transfer.

7.2.          Notwithstanding the foregoing, Tenant shall have the right to assign or sublet, with Landlord’s consent, to a) any entity resulting from a merger or consolidation with Tenant, b) any partnership succeeding to the business and assets of Tenant, and c) any subsidiary or Affiliate of Tenant. Affiliate means any person or entity that controls is controlled by, or is under common control with Tenant with “control” meaning ownership of fifty percent (50%) or more of the voting interests in Tenant.

7.3.          If Tenant desires at any time to make an Assignment, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (i) the name of the proposed assignee, mortgagee, subtenant or other transferee (any of the foregoing being hereinafter referred to as an “Assignee”), (ii) the nature of the proposed Assignee’s business to be carried on the Premises, (iii) a copy of the proposed Assignment agreement and any other agreements to be entered into concurrently with such Assignment, including full disclosure of all financial terms, and (iv) such financial information as Landlord may reasonably request concerning the proposed Assignee. Tenant shall pay to Landlord a reasonable fee for Landlord’s expenses, including attorneys’ fees, in reviewing such proposed Assignment. Neither the furnishing of such information nor the payment of such fee shall limit any of Landlord’s rights or alternatives under this Section.

7.4.          Upon any request for Landlord’s consent under this Section, Landlord shall have the option, to be exercised by giving written notice to Tenant within fourteen (14) days after receipt by Landlord of the information concerning such Assignment required by this Section, to terminate this Lease as to the portion of the Premises for which Tenant proposes an Assignment, effective as of the date Tenant proposes the Assignment to take place. Upon termination of this Lease as to such portion of the Premises, (i) the Base Rent shall be reduced by the lesser of (x) the then-current Base Rent per square foot of Rentable Area, multiplied by the number of square feet of Rentable Area for which Tenant proposes an Assignment and (y) the Base Rent stated in Tenant’s notice under Section 7.3; (ii) Tenant’s Pro Rata Share shall be reduced in proportion to the reduction of the Rentable Area of the Premises; (iii) such portion of the Premises shall, at Tenant’s expense, be a separately demised area complying with all codes and with a reasonable and appropriate entrance separate from the entrance for the remainder of the Premises; (iv)

Tenant shall at all times provide non-exclusive use of any common facilities; and (v) Landlord shall have the right to use such portion of the Premises for any legal purpose compatible with a first class office building, in its sole discretion, and the right to further assign or sublease the portion of the Premises shall be subject to Landlord’s election without the consent of Tenant. Upon termination of this Lease as to all or any portion of the Premises, any option to extend the term of this Lease with respect to such portion of the Premises shall also terminate, whether or not such options have been exercised. Non-exercise by Landlord of its rights under this Section shall not limit any of Landlord’s other rights and alternatives under this Section.

7.5.          Whether or not Landlord has consented to the applicable Assignment, the amount by which the income received by Tenant with respect to any Assignment exceeds, in any month, the Base Rent and Operating Costs payable by Tenant to Landlord, shall be payable by Tenant directly to Landlord, as additional rent hereunder on or before the last day of each such month. Tenant shall make full disclosure to Landlord of a consideration paid or payable, agreements and other relevant understandings with respect to any such Assignment.

8.             MAINTENANCE AND REPAIRS: Without limitation of Landlord’s obligation to provide routine janitorial services as set forth in Section 11 Tenant agrees to keep and maintain the Premises and the fixtures and equipment therein in first class, properly, functioning, safe, orderly and sanitary condition, will make all necessary replacements thereto, will suffer no waste or injury thereto, and will at the expiration or other termination of the Term of this Lease, surrender the same with all improvements in the same order and condition in which they were on the Commencement Date, or in such better condition as they may hereafter be put, ordinary wear and tear and casualty damage to the extent covered by insurance, excepted. Landlord shall make all necessary repairs to the outer walls, roof, downspouts, gutters and basic structural elements and common areas of the Property. Landlord shall also make all necessary repairs to the portions of the building systems (plumbing, sewage, heating, air conditioning and electrical) providing service jointly to the Premises and other portions of the Property. Notwithstanding anything apparently to the contrary in this Section, any cost of repairs or improvements to the Property, to the Premises or to any common areas which are occasioned by the negligence or the fault of Tenant, its officers, employees, agents or invitees, and which arise out of the nature of Tenant’s use and occupancy of the Premises or the installations of Tenant in the Premises shall be paid for by Tenant, as additional rent hereunder, immediately upon billing.

9.             ALTERATIONS; SIGNS; EQUIPMENT; MOVING:

9.1.          Tenant will not make or permit anyone to make any alterations, decorations, additions or improvements, structural or otherwise, in or to the Premises or the Property without the prior written consent of Landlord. Landlord shall not unreasonably withhold consent to Tenant’s interior decorations provided they comply with Section 2 of this Lease. As a condition precedent to consent of Landlord hereunder, Tenant agrees to obtain and deliver to Landlord such security against mechanic’s liens, as Landlord shall reasonably request. If any mechanic’s lien is filed against any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, such mechanic’s lien shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by making any deposit required by law. Regardless of whether Landlord’s consent is required or obtained hereunder: (i) all alterations shall be made in accordance with applicable laws, codes and insurance guidelines, and shall be performed in a good and workmanlike manner, and (ii) if the construction or Installation of Tenant’s alterations or fixtures causes any labor disturbance; Tenant shall immediately take any action necessary to end such labor disturbance. All alterations, decorations, additions or improvements in or to the Premises or the Property made by Tenant shall become the property of Landlord upon expiration of the Term and shall remain upon and be surrendered with the Premises as a part thereof without disturbance or injury, unless Landlord requires specific items thereof to be removed by Tenant at Tenant’s sole expense, in which event Tenant shall do so prior to the expiration of the Term at its expense, and shall repair any damage caused thereby. Notwithstanding the foregoing, if (i) Tenant is not in default in the performance of any of its obligations under this Lease, (ii) if any and all damage resulting therefrom be repaired, and (iii) Tenant shall post such security with respect to damage as Landlord may reasonably request, Tenant shall have the right to remove, during the last ninety (90) days of the term of this Lease, all movable furniture, furnishings or trade fixtures installed in the Premises at the direct expense of Tenant, provided the same is completed with no damage to the Premises.

9.2.          Tenant shall not place any signs on the Building without first obtaining the written consent of Landlord. Any allowed signs shall comply with the Building structure and the City Code. Such signs shall also comply with the following: (i) such place, number, size, color and style as has been approved in writing by Landlord and (ii) in accordance with the sign criteria to be developed by Landlord. Any such signs shall be at the sole expense of Tenant. Tenant shall remove all signs at the expiration or termination of this lease and restore the affected area to its original condition.

9.3.          Tenant shall not install any equipment which will or may necessitate any changes, replacements or additions to, or in the use of, the heating, ventilating or air conditioning system, or electrical system of the Premises or the Property nor any equipment containing Hazardous Materials without first obtaining the prior written consent of Landlord. Equipment belonging to Tenant which causes noise or vibration that may be transmitted to the structure of the Property or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Property shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise and vibration. Landlord shall have the right at any time to limit the weight and prescribe the position of safes, concentrated filing systems and other heavy equipment or fixtures.

9.4.          No furniture, equipment or other bulky matter of any description will be received into the Property or carried in the elevator except as approved by Landlord. All moving of furniture, equipment and other material shall be done at other than normal business hours, after notification to Landlord who shall, however, not be responsible for any damage to or charges for moving the same unless damage is the direct result of Landlord’s sole and gross negligence. Any and all damage or injury to the premises or the Property caused by moving the property of Tenant in or out of the Premises, or due to the same being on the Premises, shall be repaired by, and at the sole cost of, Tenant. No deliveries or pickups shall be left unattended at the loading dock.

10.           RIGHT OF ENTRY: Tenant will permit Landlord, or its representative, to enter the Premises, to examine, inspect and protect the Premises, and to make such alterations,

renovations, restorations and/or repairs as in the judgment of Landlord may be deemed necessary or desirable for the Premises, for any other premises in the Property, or the Property itself (including access to distribution systems above the ceiling of the Premises), or to exhibit the same to prospective tenants during the last year of the Term of this Lease or during any period Tenant is in default hereunder, or to prospective purchasers or lenders at any time. Landlord shall use reasonable efforts to not unreasonably interfere with the conduct of Tenant’s business, but Landlord shall in no event be liable to Tenant for any damages in connection with such entry or installation.

11.           SERVICES AND UTILITIES:

11.1.        During the Property business days and hours as established by Landlord from time to time, Landlord shall furnish reasonably adequate water service and heat and air conditioning during such seasons of the year when such services are normally furnished in office buildings in the metropolitan area. Landlord shall provide reasonable evening cleaning and janitorial service to the Premises, Saturdays, Sundays and holidays excluded, provided that the Premises are used exclusively for office purposes and are kept reasonably in order by Tenant. Tenant shall pay to Landlord the non-typical costs for special cleaning and trash removal. Landlord shall provide reasonable access to electric and telephone service. Landlord shall not be liable for, and there shall be no abatement of rent by reason of, failure to furnish, or for delay or suspension in furnishing, any services to be provided by Landlord, caused by breakdown, maintenance, and/or repairs or causes beyond Landlord’s control. Tenant shall conserve heat, air conditioning, water and electricity and shall use due care in the use of the Premises and of the public areas in the Property. All thermostats within the Premises shall be under the sole control of Landlord, and Tenant shall not, nor shall it permit any of its employees, agents, representatives, guests or invitees, to open, change or tamper with any thermostats. If permitted by Law, Landlord shall have the right at any time and from time to time during the Lease Term, to either contract for service from a different company or companies providing electricity service, “Alternative Service Provider”.

11.2.        As long as space remains available, Landlord agrees to make available for rental to Tenant, lower level storage space, consisting of 226 square feet. Tenant shall pay $9.00 per square foot gross per year for the storage space at such times and in the manner Base Rent is payable pursuant to the terms of this Lease. The lease of storage space shall be subject to a separate agreement to be executed by Landlord and Tenant, and is subject to rate increases if the Landlord so determines. Landlord and Tenant agree that upon sixty (60) days written notice to Tenant, Landlord may cancel the storage space agreement.

11.3.        Tenant shall have access to the Building and Premises 24 hours per day, seven (7) days per week, 52 weeks per year. Employee access outside of the normal hours of operation for the Building shall be through the issuance of card keys for a designated exterior door.

11.4.        Landlord shall provide to Tenant, Tenant employees and customers, free shared in common surface level parking. So long as stalls remain available, Landlord shall make available to Tenant two (2) parking stalls in the underground parking ramp serving the Building for rental by Tenant. The rental rate shall be $80.00 per stall per month and shall be payable at such times and in the manner Base Rent is payable pursuant to this Lease. The lease of the underground parking stalls shall be subject to a separate agreement to be executed by Landlord and Tenant, and are subject to rate increases if the Landlord so determines.

11.5.        Landlord reserves the right to impose such security restrictions in the Common Areas as it deems appropriate. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given Instances prevent theft or other criminal’s acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant property and interest, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in this Lease. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

12.           WAIVER AND INDEMNITY:

12.1.        Notwithstanding anything apparently to the contrary in this Lease, Landlord and Tenant hereby release one another and their respective partners, officers and employees and property manager from any and all liability (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage covered by property insurance or coverable by a customary policy of insurance required by Section 13, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

12.2.        Notwithstanding anything apparently to the contrary in this Lease, Landlord and its partners, officers and employees and property manager shall not be liable to Tenant, and Tenant hereby releases such parties from all damage, compensation or claims from any cause other than the intentional misconduct of Landlord or its partners, officers or employees or property manager arising from: loss or damage to personal property or trade fixtures in the Premises including books, records files, computer equipment, computer data, money, securities, negotiable instruments or other papers; lost business or other consequential damage arising out of interruption in the use of the Premises; and any criminal act by any person other than Landlord or its partners, officers or employees.

12.3.        Tenant agrees to indemnify, defend and hold Landlord and its partners, officers and employees and property manager harmless from and against any claim, loss or expense arising out of injury, death or property loss or damage occurring in the Premises, except only to the extent caused by the negligent act or intentional misconduct of Landlord or its partners, officers or employees or property manager.

12.4.        Landlord agrees to indemnify, defend and hold Tenant and its partners, officers and employees harmless from and against any claim, loss or expense arising out of injury, death or property loss or damage occurring in the Common Areas of the Property, except to the extent caused by the negligent act or intentional misconduct of Tenant or its partners, officers or employees.

13.           INSURANCE:

13.1.        Tenant agrees to purchase, in advance, and to carry in full force and effect the following insurance.

(A)          “All risk” property insurance covering the full replacement value of all of Tenant’s leasehold improvements, trade fixtures and personal property within the Premises. Landlord shall be named as loss payee under all such policies.

(B)           At all times during the lease Term, Tenant shall procure and maintain business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earning attributable to all perils insured against in Section 13.

(C)           Commercial general liability insurance, providing coverage on an “occurrence” rather than a “claims made” basis, which policy shall include coverage for Bodily Injury, Property Damage, Personal Injury, Contractual Liability (applying to this Lease), and Independent Contractors, in current Insurance Services Office form or other form which provides coverage at least as broad. Tenant shall maintain a combined policy limit of at least One Million and 00/l00ths Dollars ($1,000,000.00) applying to Bodily Injury, Property Damage and Personal Injury, which limit may be satisfied by Tenant’s basic policy, or by the basic policy in combination with umbrella or excess policies so long as the coverage is at least as broad as that required herein. Such liability umbrella and/or excess policies may be subject to aggregate limits so long as the aggregate limits have not at any pertinent time been reduced to less than the policy limit stated above, and provided further that any umbrella or excess policy provides coverage from the point that such aggregate limits in the basic policy become reduced or exhausted. Landlord and its managing agent shall be named as an additional insured under all such policies.

(D)          Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, shall obtain a policy or policies of insurance issued by reasonable insurance company and in a form acceptable to Landlord saving harmless and protecting Landlord, its managing agent, and the Premises against any and all damages, claims liens, judgements, expenses and costs, including actual attorneys fees, arising under any present or future law, statute, or ordinance of State of Minnesota or other governmental authority having jurisdiction of the Premises, by reasons of any storage, sale, use or giving away of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of One Million Dollars ($1,000,000) per occurrence and shall apply to bodily injury, fatal or non fatal; injury to means of support; and injury to property of any person. Such policy or policies of insurance shall name Landlord and its agents, beneficiaries, partners, employees and any mortgagee of Landlord or any ground lessor of Landlord as additional insured.

(E)           Failure to insure. If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Section 13, Tenant shall be liable to Landlord for any loss or cost resulting from such failure to maintain. Tenant may not self-insure against any risks required to be covered by insurance without Landlord’s prior written consent.

13.2.        At least ten (10) days prior to entry by Tenant on the Premises, Tenant shall deliver to Landlord evidence that the insurance required by this Lease is in full force and effect. At least ten (10) days prior to expiration of any such coverage, Tenant shall deliver evidence that the coverage in question will be renewed or replaced upon expiration. Such evidence of insurance shall contain sufficient information to enable Landlord to determine whether Tenant’s insurance complies with the requirements of this Lease. Upon request, Tenant shall also furnish insurer-certified copies of all pertinent policies. All polices used to provide the coverage required by this Lease shall (i) be endorsed to require the insurer to provide at least ten (10) days notice to Landlord prior to cancellation or non-renewal, and (ii) be issued by financially sound companies having an A.M. Best Company rating of at least A: VII.

13.3.        Landlord agrees to purchase in advance, and to carry in full force and effect the following insurance:

(A)          “All risk” property insurance coverage on the Property exclusive of Tenant’s Leasehold Improvements, in such amount as Landlord deems prudent.

(B)           Commercial general public liability insurance covering the Property in a combined single limit amount of at east One Million and 00/l00ths Dollars ($1,000,000.00) and written on an “occurrence” basis.

13.4.        If any insurance required hereunder ceases to be available, or is available on terms so unacceptable that prudent landlords or tenants, as the case may be, generally do not carry such insurance, then in lieu of such insurance the pertinent party may carry the most comparable insurance which is available and generally carried by prudent parties.

14.           FIRE OR OTHER CASUALTY: If the Premises or the Property shall be damaged by fire or other cause Landlord shall at its option either (a) undertake to restore such damage with all due diligence, or (b) in the event the Premises or the Property are damaged by fire or other cause to such extent that damage cannot, in Landlord’s sole judgment, be economically repaired within ninety (90) days after the date of such damage (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company and using normal construction methods without overtime or other premium), terminate this Lease, by notice given to Tenant within sixty (60) days after the date of the damage. Any termination hereunder by reason of damage to the Premises shall be effective as of the date of the damage. Any termination by reason of damage to the Property but not the Premises shall be effective as of the date notice is given. If Landlord elects to restore, Landlord shall not be obligated to restore any improvements in the Premises which were not owned and constructed by Landlord. Upon substantial completion by Landlord of its work, Tenant shall undertake to restore its leasehold improvements and trade fixtures with all due diligence. This Lease shall, unless terminated by Landlord pursuant to this Section, remain in full force and effect following such damage, and, in the case of damage to the Premises, the Base Rent and additional rent, prorated to the extent that the Premises are rendered untenantable, shall be equitably abated until such repairs are completed; provided, however, that if Tenant does not restore its leasehold improvements and trade fixtures with due diligence, abatement shall cease as of the date restoration could have been completed using due diligence.

15.           CONDEMNATION: If the whole or any substantial part of the Premises shall be taken or condemned or purchased under threat of condemnation by any governmental authority, then the Term of this Lease shall cease and terminate as of the date when the condemning authority takes possession of the Premises and Tenant shall have no claim against the condemning authority, Landlord or otherwise for any portion of the amount that may be awarded as damages as a result of such taking or condemnation or for the value of any unexpired term of this Lease provided, however, that Landlord shall not be entitled to any separate award made to Tenant for loss of business or costs of relocation. In the event part of the Property, but not the Premises, is condemned to the extent that the Property cannot, in Landlord’s sole judgment, be economically restored within a reasonable time, Landlord shall have the option by notice given to Tenant within ninety (90) days after the date the condemning authority takes possession to terminate this Lease as of the date of such possession.

16.           SECURITY DEPOSIT: Upon the execution of this Lease, Tenant shall deposit with Landlord a security deposit equal to one month of Gross Rent, as defined herein. The deposit is for securing Tenant’s full and faithful performance of all of the terms of this Lease. Landlord shall return such sum, without Interest, after the expiration of this Lease. Landlord may apply any part of such deposit to cure any Tenant default. If there is a sale of the Property, Landlord may transfer the deposit to the Purchaser. Tenant has submitted a security deposit of $2,460 with Landlord. If Landlord so uses or applies any portion of the Security Deposit, for the purpose of covering delinquent rent, Tenant shall immediately upon written demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount herein stated. If Tenant is in default under the Lease more than two (2) times within any twelve- month period, irrespective of whether or not such default is cured, then, without limiting Landlord’s other rights and remedies provided for in this Lease, or at law or equity, the Security Deposit shall automatically be increased by an amount equal to two (2) times the original Security Deposit.

17.           DEFAULT:

17.1.        Any one of the following events shall constitute an Event of Default:

(i)            Tenant shall fail to pay any monthly installment of Base Rent or Additional Rent as herein provided, and such default shall continue for a period of five (5) days after the due date therefor;

(ii)           The abandonment or vacation of the Premises by Tenant for fourteen (14) consecutive days (with or without payment of rent).

(iii)          Tenant shall violate or fail to perform any of the other conditions, covenants or agreements herein made by Tenant and such default shall continue for fifteen (15) days after notice from Landlord; provided however, that if the nature of such default is such that Tenant can cure the default, but not within fifteen (15) days, then the Event of Default shall be suspended for a period not in excess of thirty (30) additional days so long as Tenant commences cure within fifteen (15) days and thereafter diligently and continuously prosecutes the curing of the default, and so long as continuation of the default does not create material risk to the Property or to persons using the Property.

(iv)          Tenant shall file or have filed against it or any guarantor of this Lease any bankruptcy or other creditor’s action, or make an assignment for the benefit of its creditors.

17.2.        If an Event of Default shall have occurred and be continuing, Landlord may at Its sole option by written notice to Tenant, terminate this Lease. Neither the passage of time after the occurrence of the Event of Default nor exercise by Landlord of any other remedy with regard to such Event of Default shall limit Landlord’s rights under this Section 17.

17.3.        If an Event of Default shall have occurred and be continuing, whether or not Landlord elects to terminate this Lease, Landlord may enter upon and repossess the Premises (said repossession being hereinafter referred to as “Repossession”) and may remove Tenant and all other persons and property therefrom.

17.4.        From time to time after Repossession of the Premises, whether or not this Lease has been terminated, Landlord may, but shall not be obligated to, attempt to relet the Premises for the account of Tenant in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and for such terms (which may include concessions or free rent) and for such uses as Landlord, in its uncontrolled discretion, may determine, and may collect and receive the rent therefor. Any rent received shall be applied against Tenant’s obligations hereunder, but Landlord shall not be responsible or liable for any failure to collect any rent due upon any such reletting.

17.5.        No termination of this Lease and no Repossession of the Premises shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive any such termination or Repossession. In the event of any such termination or Repossession, whether or not the Premises shall have been relet, Tenant shall pay to Landlord the Base Rent and other sums and charges to be paid by Tenant up to the time of such termination or Repossession, and thereafter Tenant, until the end of what would have been the Term in the absence of such termination or Repossession, shall pay to Landlord, as and for liquidated and agreed current damages for Tenant’s default, the equivalent of the amount of the Base Rent and such other sums and charges which would be payable under this Lease by Tenant if this Lease were still in effect, less the net proceeds if any, of any reletting effected pursuant to the provisions of Section 17.4 after deducting all of Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, attorneys’ fees, alteration costs, and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Base Rent would have been payable under this Lease if this Lease were still in effect, and Landlord shall be entitled to recover the same from Tenant on each such day. At any time after such termination or Repossession, whether or not Landlord shall have collected any current damages as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default, an amount equal to the then present value of the excess of the Base Rent and other sums or charges reserved under this Lease from the day of such termination or Repossession for what would be the then unexpired term if the same had remained in effect, over the amount of rent Tenant demonstrates that Landlord could in all likelihood actually collect for the Premises for the same period, said present value to be arrived at on the basis of a discount of nine percent (9%) per annum.

17.6.        In addition to all other remedies of Landlord, Landlord shall be entitled to reimbursement upon demand of all reasonable attorneys fees incurred by Landlord in connection with any Event of Default.

17.7.        Landlord shall in no event be considered to be in default of Landlord’s obligations hereunder until the expiration of a reasonable time after notice of default from Tenant.

17.8.        In addition to all other remedies of Landlord, Tenant acknowledges that its late payment of any monthly installment of rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which is extremely difficult or impractical to fix. Such costs and expenses will include, without limitations, loss of use of money, administrative and collection costs, and processing and accounting expenses. Therefore, if any installment of rent is not received by Landlord from Tenant by the fifth (5th) day of the month for which such installment is due, Tenant shall immediately pay to Landlord (i) a late charge equal to 5 percent of such installment and (ii) the unpaid balance due Landlord shall bear interest at the Interest Rate, defined in Section 18 herein, from the date such installment became due and payable to the date of payment thereof by Tenant, and such interest shall constitute additional to any interest due pursuant to this Lease. The “Interest Rate” as used herein means the maximum rate permitted by law. Landlord and Tenant agree that this rate charge represents a reasonable estimate of costs and expenses incurred by Landlord, and is in fair compensation to Landlord for its loss suffered by such non-payment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to such non-payment by Tenant, nor prevent Landlord from exercising any other rights and remedies available to Landlord under this Lease.

18.           LANDLORD’S RIGHT TO CURE DEFAULT; LATE PAYMENT: If Tenant commits an Event of Default (or if any default exists and Landlord has good cause for action prior to expiration of Tenant’s grace period), then Landlord may, but shall not be required to, make such payment or do such act, or correct any damage caused by such prohibited act and to enter the Premises as appropriate in connection therewith, and the amount of the expense thereof, if made or done so by Landlord, with interest thereon at the Interest Rate (as hereinafter defined) from the date paid by Landlord, shall be paid by Tenant to Landlord and shall constitute additional rent hereunder due and payable with the next monthly installment of rent; but the making of such payment or the doing of such act by Landlord shall not operate to cure such default or to stop Landlord from the pursuit of any remedy of which Landlord would otherwise be entitled. The “Interest Rate” as used herein means the maximum rate permitted by law.

19.           WAIVER: No waiver by either party of any breach of any agreement herein contained shall operate as a waiver of such agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or letter accompanying a check for payment of rent be deemed an accord and satisfaction, nor shall acceptance of rent with knowledge of breach constitute a waiver of the breach, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent, to terminate this Lease, to Repossess the Premises or to pursue any other remedy provided in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.

20.           SUBORDINATION:

20.1.        For the purposes of this Section, the term “Mortgage” shall mean at any time, any mortgage of record now or hereafter placed against the Property, any increase, amendment, extension, refinancing or recasting of a Mortgage and, in the case of a sale or lease and leaseback by Landlord of all or any part of the Property, the lease creating the leaseback. For the purposes hereof a mortgage shall be deemed to continue in effect after foreclosure thereof and during the period of redemption therefrom.

20.2.        This Lease is subject and subordinate to the lien of any Mortgage, which may now or hereafter encumber the Property or any development of which the Property is a part. In confirmation of such subordination, Tenant shall, at Landlord’s request from time to time, promptly execute any certificate or other document requested by the holder of the Mortgage, including but not limited to, Tenant’s most recently completed fiscal year-end income statement and balance sheet. Tenant shall submit these documents to landlord within ten (10) days written notice to Tenant. Tenant agrees that in the event that any proceedings are brought for the foreclosure of any Mortgage, Tenant shall immediately and automatically attorn to the purchaser at such foreclosure sale, as the landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed. Neither the holder of the Mortgage (whether it acquires title by foreclosure or by deed in lieu thereof) nor any purchaser at foreclosure sale shall be liable for any act or omission of Landlord, subject to any offsets or defenses which Tenant might have against Landlord or bound by any prepayment by Tenant of more than one month’s installment of Base Rent and additional rent or by any modification of this Lease made subsequent to the granting of the Mortgage. Notwithstanding anything to the contrary in this Section, Tenant’s rights to quiet possession of the Premises shall not be disturbed so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease to be observed and performed by Tenant, unless this Lease is terminated pursuant to specific provisions relating to termination contained in this Lease. With respect to future mortgages, Tenant will agree to subordinate the Lease so long as the Lender agrees (i) in the event of foreclosure, the Lease will not be terminated so long as Tenant is not in default (ii) the Lease will continue in effect and the Lender (or any purchaser at the foreclosure sale) will perform the obligations of Landlord under the Lease following the date of foreclosure; and (iii) with respect to any “continuing defaults” of Landlord existing as of the date of foreclosure (e.g., failure to maintain, failure to repair), the Lender acquiring title shall correct such conditions.

21.           RULES AND REGULATIONS: Tenant shall use the Premises and the Common Areas of the Property in accordance with the terms of this Lease and such additional rules and regulations as may from time to time be reasonably made by Landlord for the general safety, comfort and convenience of the owners, occupants and tenants of the Property, and Tenant shall use its best efforts to cause Tenant’s customers, employees and invitees to abide by such rules and regulations. Landlord shall in no event be responsible to Tenant for enforcement of such rules and regulations against other tenants. ‘These rules and regulations are further outlined in Exhibit D attached to this lease.

22.           COVENANT OF QUIET ENJOYMENT: Landlord covenants that it has the right to make this Lease for the term aforesaid and covenants that if Tenant shall pay the rent and perform all of the covenants, terms and conditions of this Lease to be performed by Tenant, Tenant shall, during the Term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises. The liability of the original Landlord and any successor Landlord under this Lease is limited to its interest in the Building and Property.

23.           NO REPRESENTATIONS BY LANDLORD: Neither Landlord nor any agent or employee of Landlord has made any representations or promises with respect to the Premises or the Property except as herein expressly set forth, and no right, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth. No exhibit, not attached to this Lease nor any other materials provided by Landlord, shall constitute a warranty or agreement as to the configuration of the Property or the occupants thereof. Landlord reserves the right from time to time to modify the Property, including common areas, appurtenances and rentable areas, without in any case reducing the obligations of Tenant hereunder. Tenant has no right to light or air over any premises adjoining the Property. Tenant, by taking possession of the Premises, shall accept the same “as is” except as expressly provided in this Lease and such taking of possession shall be conclusive evidence that the Premises and the Property are in good and satisfactory condition at the time of such taking of possession. In addition to and without limitation of the immediately preceding sentence, Tenant agrees that it is leasing the Premises on an “as is”, “where is” and “with all faults” basis, based upon its own judgment, and hereby disclaims any reliance upon any statement or representation whatsoever made by Landlord. Landlord makes no warranty with respect to the premises, the property or any part thereof, express or implied, and landlord specifically disclaims any warranty of merchantability and of fitness for a particular purpose and any liability for consequential damages arising out of the use of or the inability to use the premises, the project or any part thereof.

24.           NOTICES: All notices or other communications hereunder shall be in writing and shall be hand delivered or sent by registered or certified first-class mail, postage prepaid, or by overnight air express service, (i) if to Landlord at Landlord Address set forth on the Data Sheet, and (ii) if to Tenant, at the Premises, unless notice of a change of address is given pursuant to the provisions of this Section. The day notice is given by mail shall be deemed to be the day following the day of mailing.

25.           ESTOPPEL CERTIFICATES: Tenant agrees at any time and from time to time, upon not less than five (5) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord or a party designated by Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications, (ii) stating the dates to which the rent and other charges hereunder have been paid by Tenant, (iii) stating whether or not Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default (iv) agreeing that Tenant and Landlord will not thereafter modify the Lease without the approval of any mortgagee identified by Landlord, and (v) agreeing that, except for any security deposit required herein, Tenant shall not prepay any rent more than thirty (30) days in advance, and (vi) such other matters relating to this Lease as may reasonably be requested. Any such statement delivered pursuant hereto may be relied upon by any owner of the Property, any prospective purchaser of the Property, any mortgagee or prospective mortgagee of the Property or of Landlord’s interest, or any prospective assignee of any such mortgagee. Tenant acknowledges that failure to comply with this Section on a timely basis could result in loss of a favorable sale or financing and Tenant agrees to be liable for any consequential damages resulting from Tenant’s breach hereunder.

26.           SURRENDER; HOLDING OVER: Upon the expiration of this Lease or the earlier termination of Tenant’s right to possession, Tenant shall immediately vacate the Premises, remove all of its property therefrom, remove any Hazardous Materials installed, used, generated, stored or disposed of by Tenant, and leave the Premises in the condition required by this Lease. Any property not removed shall be deemed abandoned, and Tenant shall be liable for all costs of removal. Should Tenant continue to occupy the Premises, or any part thereof, after the expiration or termination of the Term, whether with or without the consent of Landlord, such tenancy shall be from month to month and the monthly Base Rent shall be twice that which would otherwise be payable under Section 4. If Tenant’s holdover is without the consent of Landlord, neither this Section nor the acceptance of any rent hereunder shall prevent Landlord from exercising any remedy to regain immediate possession of the Premises.

27.           ENERGY CONSERVATION: Wherever in this Lease any terms, covenants or conditions are required to be kept or performed by Landlord, Landlord shall be deemed to have kept and performed such terms, covenants and conditions notwithstanding any act or omission of Landlord, if such act or omission is pursuant to any governmental regulations, requirements, directives or requests. Without limiting the generality of the foregoing, Landlord may reduce the quantity and quality of all utility and other services and impose such regulations as Landlord deems necessary in order to conserve energy.

28.           COMMUNICATION AND COMPUTER LINES: Tenant may, in a manner consistent with the provisions and requirements of this Lease, install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the Lines) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, which consent may be conditioned as required by Landlord, (b) if Tenant any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefore (including riser cables) shall be plenum rated and appropriately insulated to prevent such excessive electromagnetic field or radiation, and (c) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines which are installed in violation of these provisions.

Landlord may (but shall not have the obligation to): (i) install new Lines at the Property, and (ii) create additional space for Lines at the Property, and adopt reasonable uniform rules and regulations with respect to the Lines.

Notwithstanding anything to the contrary contained in Section 28, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon termination of this Lease. Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and such security interest or lien granted without Landlord written consent shall be null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”: (a) any eavesdropping or wire-tapping by authorized parties, (b) any failure of any Lines to satisfy Tenant’s requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant obligation under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

29.           RELOCATION: Landlord may from time to time upon not less than thirty (30) days written notice require Tenant to relocate to substitute premises within the building, provided: (i) Rentable Area of the substitute premises is not less than 90 percent (90%) of the Rentable Area of the Premises; (ii) at Landlord’s option the Rentable Area of the substitute premises may be greater than that of the Premises, but if the increase in the Rentable Area is more than 10 percent (10%) of Rentable Area of the Premises, then for purposes of computing Base Rent and Tenant’s Pro Rata Share the Rentable Area shall be deemed to increase only 10 percent (10%); and (iii) Landlord shall at its sole expense provide leasehold improvements in the substitute premises which are reasonably comparable to those in the Premises. Except as expressly provided herein Landlord shall have no further obligations with respect to such relocation. Upon the date of relocation as specified in Landlord’s notice: (i) Tenant shall promptly vacate and surrender its previous premises in the condition required by this Lease, time being of the essence; and (ii) the new substitute premises shall become the Premises for purposes of this Lease.

30.           TENANT’S TAXES: At least ten (10) days prior to delinquency, Tenant shall pay all taxes levied or assessed upon (i) Tenant’s equipment, furniture and other personal property located in or about the Premises, and (ii) this Lease or the rent paid hereunder or any portion thereof, excluding any tax measured by Landlord’s net income. If any such taxes are imposed upon Landlord, Tenant shall pay to Landlord, at least twenty (20) days before the date each installment is due to the taxing authority, the portion allocable to Tenant pursuant to this Section.

31.           UNIFORM COMMERCIAL CODE: The Tenant grants to the Landlord a lien upon all personal property of the Tenant in the Leased Premises during said term to secure payment of the rent payable hereunder, and agrees that no such property shall be removed from the Leased Premises without the consent of the Landlord while any installments of rent are past due, and during any other default in the conditions hereof.

To the extent this Lease grants Landlord, or recognizes in Landlord, any lien or rights greater than provided by the laws of the State of Minnesota pertaining to “Landlord’s Liens,” this Lease is intended and does constitute a security agreement within the meaning of the Uniform Commercial Code of the State of Minnesota, and Landlord, in addition to the rights prescribed herein, shall have the rights, titles, liens and interests in and to Tenant’s property now or hereafter located in or upon the Leased Premises which are granted a “secured party”, as the term is defined under such Uniform Commercial Code, to secure the payment to Landlord of amounts and monies due under this Lease. Tenant will execute, on request of Landlord, and will deliver to Landlord, a financing statement for the purpose of perfecting Landlord’s security interest under this Lease, so that the Landlord may file this Lease as a security agreement.

32.           MISCELLANEOUS:

(A)          This is a Minnesota contract and shall be construed according to the laws of Minnesota.

(B)           The submission of this Lease to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until, (i) it is executed and delivered by Tenant to Landlord and (ii) it is fully reviewed and executed by Landlord; provided, however, that upon execution of this Lease by Tenant and delivery to Landlord, such execution and delivery by Tenant shall, in consideration of the time and expense incurred by Landlord in reviewing the Lease and Tenant credit, constitute an offer by Tenant to Lease the Premises upon the terms and conditions set forth herein (which offer to Lease shall be irrevocable for ten (10) business days following the date of delivery).

(C)           The captions in this Lease are for convenience only and are not a part of this Lease.

(D)          If more than one person or entity shall sign this Lease as Tenant, the obligations set forth herein shall be deemed joint and several obligations of each such party.

(E)           Time is of the essence.

(F)           The provisions of this Lease which relate to periods subsequent to the expiration of the Term shall survive expiration.

(G)           If any provision of this Lease is invalid or unenforceable to any extent, then such provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

(H)          This Lease contains the entire agreement of the parties hereto with respect to the Premises and Property. This Lease may be modified only in writing, executed and delivered by both parties.

(I)            Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties other than that of landlord and tenant.

(J)            This Lease shall be binding upon and inure to the benefit of the parties hereto and, subject to the restrictions and limitations herein contained their respective heirs, successors and assigns.

33.           OPTION TO RENEW: Providing Tenant is not in default of Lease, and providing Tenant gives Landlord six (6) months prior written notice, Tenant has the right to renew the Lease for one term of three (3) years. The Base Rent during this Option Period shall be at $16.00 per rentable square foot.

Landlord		Tenant

AMBAR, L.L.C.		STEN Corporation

By		By
	Frank Dunbar		Kenneth Brimmer

Its:	Chief Manager	Its:	Chief Executive Officer